Filed Pursuant to Rule 424(b)(5)
Registration No. 333-282270
Registration No. 333-287965

PROSPECTUS SUPPLEMENT
(To Prospectuses Dated September 30, 2024, and September 4, 2025)

$250,000,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated June 11, 2025, filed as a part of our registration statement on Form S-3 (File No. 333-282270) (the “Prior Prospectus”), and the prospectus, dated September 4, 2025, filed as part of our Registration Statement on Form S-3 (File No. 333-287965) (together with the Prior Prospectus, the “Prospectuses”). This prospectus supplement should be read in conjunction with the Prospectuses, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectuses. This prospectus supplement is not complete without and may only be delivered or utilized in connection with, the Prospectuses, and any future amendments or supplements thereto.

Under the Prior Prospectus, we registered up to an aggregate of $150,000,000 of our common stock, $0.001 par value per share, for offer and sale pursuant to a Sales Agreement, dated June 11, 2025, as amended on November 21, 2025, or the Sales Agreement, between us and A.G.P./Alliance Global Partners. From June 11, 2025 through the date of this prospectus supplement, we sold an aggregate of 3,882,223 shares of our Common Stock, for an aggregate purchase price of $103.1 million under the Prior Prospectus. As of the date of this prospectus supplement, we are increasing the aggregate amount of common stock that we are offering pursuant to the Sales Agreement, such that we are offering up to an aggregate of $400,000,000 of our common stock for sale under the Sales Agreement, including the shares of common stock previously sold, or $296.9 million from and after the date hereof.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this prospectus supplement is November 21, 2025.